SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2007

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

N/A
(Former name or former address, if changed since last report)

Item 3.02                                             Unregistered Sales of Equity Securities

On January 12, 2007, pursuant to a Warrant Agreement dated February 6, 2001, between priceline.com Incorporated (the “Company”) and Delta Airlines, Inc. (“Delta”), Delta exercised warrants to purchase 756,199 shares of the Company’s common stock, par value $0.008 per share (“Common Stock”).  The exercise price of the Warrants was paid by surrendering 0.0178125 shares of Series B Redeemable Preferred Stock, par value $.01 per share (“Series B Preferred Stock”) for each share of Common Stock purchased.  Delta surrendered 13,470 shares of Series B Preferred Stock with an aggregate liquidation preference of approximately $13.5 million, representing all of the remaining outstanding shares of Series B Preferred Stock.  As a result, there are no shares of Series B Preferred Stock outstanding.  The Warrants and the Warrant Agreement expire according to their terms in February 2007.

Pursuant to the terms of the certificate of designations relating to the Series B Preferred Stock, the Company pays a semi-annual dividend on the Series B Preferred Stock in the form of the issuance of 40,240 shares of Common Stock.  On February 6, 2007, which is the final scheduled dividend payment date, the Company will issue a pro-rated dividend to Delta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  January 18, 2007